Registration No. 333-37398
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NUMBER 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCANA Corporation                                                                                     South Carolina

(Exact name of registrant as specified in its charter)(State or other jurisdiction of incorporation or organization)

57-0784499

                    (I.R.S. employer identification number)

                       1426 Main Street, Columbia, South                                                               29201

              (Address of principal executive offices)                                                                   (Zip code)

SCANA Corporation Long-Term Equity Compensation Plan

(Full title of the plan)

     Francis P. Mood, Jr., Senior Vice President and General Counsel
SCANA Corporation, 1426 Main Street, Columbia, South Carolina  29201

                      (Name and address of agent for service)

(803) 217-8634

(Telephone number, including area code, of agent for service)

Copy To:
John W. Currie
McNair Law Firm, P.A.
 1301 Gervais Street, 17th Floor, Columbia, SC 29201, (803) 799-9800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐
Smaller reporting company ☐

EXPLANATORY NOTE

The purpose of this Post-Effective Amendment No. 1 is to file as an exhibit to the registration statement the SCANA Corporation Long-Term Equity Compensation Plan as amended and restated as of January 1, 2009.

Part II—Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this registration statement:

(1)	the registrant’s annual report on Form 10-K for the year ended December 31, 2007;

(2)	the registrant’s quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2008;

(3)
the registrant’s current reports on Form 8-K filed on January 4, 2008 (as amended by a filing on April 24, 2008), February 11, 2008, February 15, 2008, March 7, 2008, April 1, 2008, May 14, 2008, May 30, 2008 (as amended by a filing on August 28, 2008), June 10, 2008, December 19, 2008, December 29, 2008, and January 5, 2009; and

(4)	the registration statement on Form 8-B under the Exchange Act for the registrant’s common stock dated November 7, 1984, as amended May 26, 1995.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

At April 30, 2000, H. Thomas Arthur, Esquire, who on that date was Senior Vice President, General Counsel and Assistant Secretary, and a full-time employee of the Company, owned beneficially 12,124 shares of the Company’s Common Stock, including shares acquired by the trustee under the Company’s Stock Purchase Savings Plan by use of contributions made by Mr. Arthur and earnings thereon, and including shares purchased by the trustee by use of Company contributions and earnings thereon.

Item 6. Indemnification of Directors and Officers.

The South Carolina Business Corporation Act of 1988, as amended, provides for indemnification of the registrant’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Under Sections 33-8-510, 33-8-550 and 33-8-560 of the South Carolina Business Corporation Act of 1988, as amended, a South Carolina corporation is authorized generally to indemnify its directors and officers in civil or criminal actions if they acted in good faith and reasonably believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. In addition, the registrant carries insurance on behalf of directors, officers, employees and agents that may cover liabilities under the Securities Act. Finally, as permitted by Section 33-2-102 of the South Carolina Business Corporation Act of 1988, the registrant’s Restated Articles of Incorporation, as amended, provide that no director of the registrant shall be liable to the registrant or its stockholders for monetary damages for breach of his fiduciary duty as a director occurring after April 26, 1989, except for (i) any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) certain unlawful distributions or (iv) any transaction from which the director derived an improper personal benefit. The SCANA Corporation Long Term Equity Compensation Plan (the “Plan”) also provides for the registrant to indemnify directors and committee members in connection with actions taken or failure to act under the Plan and amounts paid in settlement thereof or in satisfaction of any judgement thereon. In addition, the registrant carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable

Item 8. Exhibits.

Exhibits required to be filed with this registration statement are listed in the Exhibit Index following the signature pages. Certain of such exhibits which have heretofore been filed with the Securities and Exchange Commission and which are designated by reference to their exhibit numbers in prior filings are hereby incorporated herein by reference and made a part hereof.

Item 9. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on February 17, 2009.

(REGISTRANT) SCANA Corporation

By: s/W. B. Timmerman
(Name & Title): W. B. Timmerman, Chairman of the Board,
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

(i) Principal executive officer:

By: s/W. B. Timmerman
(Name & Title): W. B. Timmerman, Chairman of the Board,
Chief Executive Officer and Director
Date: February 17, 2009

(ii) Principal financial officer:

By: s/J. E. Addison
(Name & Title): J. E. Addison, Senior Vice President and Chief Financial Officer
Date: February 17, 2009

(iii) Controller

By: s/J. E. Swan, IV
(Name & Title): J. E. Swan, IV, Controller
Date: February 17, 2009

(iv) Other Directors:

*B. L. Amick, *J. A. Bennett, *D. M. Hagood, *W. Hayne Hipp, *L. M. Miller, *M. K. Sloan, *H. C. Stowe, *G. S. York

*Signed on behalf of each of these persons:

s/K. B, Marsh
K. B. Marsh
(Attorney-in-Fact)

Date: February 17, 2009

EXHIBIT INDEX

The following exhibits are filed with or incorporated by reference in this registration statement:

Exhibit No.  Description of Exhibit

4.01	Restated Articles of Incorporation of the registrant as adopted on April 26, 1989 (incorporated by reference to Exhibit 3-A to the registrant’s registration statement No. 33-49145)

4.02	Articles of Amendment of the registrant dated April 27, 1995 (incorporated by reference to Exhibit 4-B to the registrant’s registration statement No. 33-62421)

4.03	Amended and Restated Bylaws of the registrant as adopted on December 13, 2000 (incorporated by reference to Exhibit 3.01 to the registrant’s registration statement No. 333-68266)

4.04	SCANA Corporation Long-Term Equity Compensation Plan as amended and restated as of January 1, 2009 (filed herewith)

5.01             Opinion Re Legality*

23.01           Consent of Deloitte & Touche LLP (filed herewith)

23.02           Consent of H. Thomas Arthur (included in Exhibit 5.01)*

24.01           Power of Attorney*

*Previously filed as an exhibit to the registrant’s registration statement on Form S-8 to which this is Post-Effective Amendment
No. 1